HILLS BANCORPORATION
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                        Three months ended           Nine months ended
                                           September 30                September 30
                                      -----------------------    ------------------------
                                        2002          2001          2002          2001
                                      ---------------------------------------------------

Weighted average number of shares
  outstanding (basic) ...........     1,499,108     1,498,053     1,498,723     1,496,438

Weighted average of potential
  dilutive shares attributable to
  stock options granted computed
  under the treasury stock method        13,145        12,674        13,259        12,248

Weighted average number of
  shares (diluted) ..............     1,512,253     1,510,727     1,511,982     1,508,686


Earnings Per Share:
  Net income (in thousands) .....   $     3,236   $     2,680   $     8,532   $     7,521

  Earnings per common share:
    Basic .......................   $      2.15   $      1.79   $      5.69   $      5.02
    Diluted .....................   $      2.14   $      1.77   $      5.64   $      4.98

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